UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 8, 2023

Date of Report (Date of earliest event reported)

Axon Enterprise, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16391	86-0741227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17800 N. 85th St.

Scottsdale, Arizona 85255

(Address of principal executive offices, including zip code)

(480) 991-0797

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	AXON	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Patrick W. Smith

On December 8, 2023, Axon Enterprise, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Patrick W. Smith, Chief Executive Officer of the Company.  Under the Employment Agreement, Mr. Smith will continue to serve as the Company’s Chief Executive Officer and remain a member of the Company’s Board of Directors (the “Board”).  The Employment Agreement provides the specific terms and conditions of Mr. Smith’s employment through December 31, 2030 and provides for at-will employment for an indefinite period thereafter.

The Employment Agreement generally provides for compensation opportunities to Mr. Smith in a lesser amount than the Compensation Committee (the “Committee”) of the Board was otherwise willing to provide so that the Company may instead provide enhanced compensation opportunities to other employees of the Company.

In particular, Mr. Smith will receive a base salary at the minimum wage rate, and will not be eligible for increase prior to January 1, 2031.  Mr. Smith will not be entitled to any annual bonus or other short-term incentives.  With the exception of the one-time grant of eXponential Stock Units (“XSUs”) described below, Mr. Smith will also not be eligible for any equity compensation awards prior to January 1, 2031.

Under the Employment Agreement, Mr. Smith will receive a grant of XSUs with an aggregate grant date notional value of $150 million, subject to approval of such award at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”).  The XSUs will vest in seven substantially equal tranches (each, a “Tranche”), subject to attainment of specified performance-based vesting conditions and Mr. Smith’s continued employment with the Company as Chief Executive Officer (or such other role as mutually agreed between Mr. Smith and the Committee) through December 31, 2028 with respect to Tranche 1 or Tranche 2, December 31, 2029 with respect to Tranche 3 or Tranche 4, and December 31, 2030 with respect to Tranche 5, Tranche 6 or Tranche 7.  Additional information regarding Mr. Smith’s award of XSUs will be provided in the Company’s Definitive Proxy Statement relating to the 2024 Annual Meeting (“2024 Proxy Statement”).  In addition, the Company expects to include in its 2024 Proxy Statement a proposal relating to its 2024 eXponential Stock Plan, pursuant to which employees of the Company will receive XSUs, subject to shareholder approval.

Pursuant to the Employment Agreement, Mr. Smith agreed that if he terminates his employment for any reason on or before December 31, 2030, Mr. Smith will promptly pay to the Company $30 million.  In addition, Mr. Smith will be subject to restrictive covenants related to competition, solicitation of Company employees and customers and disparagement of the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.

Letter Agreement with Patrick W. Smith

In 2018, the Company granted to Mr. Smith an award of performance-based non-qualified stock options (the “2018 Options”) that were eligible to vest in twelve equal tranches, subject to attainment of specified performance goals including the attainment of (i) twelve separate market capitalization goals requiring the Company’s market capitalization to increase to $13.5 billion for the full award to vest and (ii) sixteen separate operational goals based on escalating revenue (from $700 million to $2 billion) and adjusted EBITDA (from $125 million to $230 million).  As of June 30, 2023, all applicable performance goals had been achieved and all twelve tranches of the award had been earned.

On December 8, 2023, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Smith, pursuant to which the Company agreed to waive the holding period on shares of Company common stock having a value of approximately $25 million, which Mr. Smith acquired upon exercise of the 2018 Options, so that Mr. Smith may contribute such shares to a charitable fund in 2023.

Pursuant to the Letter Agreement, if Mr. Smith resigns for any reason on or before December 31, 2025, Mr. Smith will promptly pay to the Company $25 million.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated December 8, 2023, by and between Axon Enterprise, Inc. and Patrick W. Smith
10.2	Letter Agreement, dated December 8, 2023, by and between Axon Enterprise, Inc. and Patrick W. Smith
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2023	Axon Enterprise, Inc.

	By:	/s/ Isaiah Fields
Isaiah Fields
Chief Legal Officer and Corporate Secretary